Exhibit 99.1

Contact:	Gary Thompson – Media	Jacqueline Peterson
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6529	(702) 494-4829

Harrah’s Entertainment Names Four Additional Members to Board of Directors

LAS VEGAS – April 8, 2008 – Harrah’s Entertainment, Inc. said today Charles Atwood, Jeanne Jackson, Lynn Swann and Christopher Williams have been named to the company’s board of directors, subject to regulatory approvals.

Atwood, 59, has been vice chairman of Harrah’s Entertainment since 2006. He previously served in a variety of executive positions with the company and was chief financial officer and senior vice president for five years before assuming his current position. He served as a director of Harrah’s from July 2005 until January 2008. Atwood is also a director of Equity Residential, a New York Stock Exchange company that owns and operates multi-family properties, and serves on community boards for the Las Vegas Chamber of Commerce and the Las Vegas Performing Arts Center, as well as on the Dean’s Advisory Board for the University of Nevada-Las Vegas Business School.

Jackson, 56, is founder and chief executive officer of MSP Capital, a private investment company. She is a former CEO of Walmart.com, former CEO and president of Banana Republic, a division of Gap, Inc., and former CEO of Gap, Inc. Direct. Jackson is also a director of Nike, Inc., McDonald’s Corporation and Nordstrom, Inc. She is President of the Board of Trustees of the United States Ski and Snowboard Team. She has held management positions at Victoria’s Secret, The Walt Disney Company, Saks Fifth Avenue and Federated Department Stores.

Swann, 56, is president of Swann, Inc., a marketing and communications consulting firm, and managing director of Diamond Edge Capital Partners, LLC, a New York-based finance company. He was an All-American for the University of Southern California football team and All-Pro wide receiver for the Pittsburgh Steelers of the National Football League when the Steelers won four Super Bowls. A member of the college and pro football Halls of Fame, Swann was a broadcaster for ABC Sports, chairman of the President’s Council on Physical Fitness and Republican candidate for governor of Pennsylvania. He is also a director of H.J. Heinz Company and Hershey Entertainment and Resorts Company and a national spokesman and former board president of Big Brothers and Sisters of America.

Williams, 50, is chairman and CEO of Williams Capital Group, L.P., an investment bank, and of Williams Capital Management, LLC, an investment management firm. He is also a director of The Partnership for New York City, the National Association of Securities Professionals and Wal-Mart Stores, Inc. He is also a member of the board of trustees of Teachers College, Columbia University and a member of the board of directors of Lincoln Center for the Performing Arts. He was a director of Harrah’s Entertainment from November 2003 until January 2008 and served on the board’s audit committee.

These appointments set the board at 13 members. Other board members include Harrah’s Chairman, President and CEO Gary Loveman and individuals affiliated with TPG Capital, LP and Apollo Global Management, LLC.

“Each of these four individuals brings a unique viewpoint and wealth of business experience that will help the board as it charts an ambitious course for our future,” Loveman said. “Chuck Atwood’s business acumen and 30-plus years of extraordinary gaming-industry success with Harrah’s make him a key member of our board. And Jeanne Jackson, Lynn Swann and Chris Williams add strong and experienced independent voices whose counsel will be invaluable.”

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now owns or manages casinos on four continents. The Company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

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